Exhibit 3.1 (b)

CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ABOVENET, INC.

AboveNet, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.           The name of the Corporation is AboveNet, Inc.

2.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of Article Fourth thereof and inserting in lieu thereof the following new first sentence of Article Fourth:

FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is 210,000,000, of which 10,000,000 are to be shares of preferred stock ("Preferred Stock"), par value $.01 per share, and 200,000,000 are to be shares of common stock ("Common Stock"), par value $.01 per share.

3.           The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.           The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Robert Sokota, its Senior Vice President, General Counsel and Secretary, on the 24th day of June, 2010.

ABOVENET, INC.

By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President, General Counsel
and Secretary